SAVINGS PLAN FOR THE EMPLOYEES OF
                                ETHYL CORPORATION
               AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 1998

                                  AMENDMENT #1


         FIRST: Article I is amended, effective September 1, 1998, to revise the following definitions to read as follows:

         1.05. After-Tax Contribution means the contribution a Member may make to the Plan pursuant to the terms of Plan section 3.01. A Member's After-Tax Contributions can consist of (i) Regular After-Tax Contributions, which can be made by any eligible Employee, and which result in a Matching Contribution and (ii) Additional After-Tax Contributions, which can be made only by non-Highly Compensated Members (except in the case of individuals described in Plan section 3.01(a)) and which do not result in a Matching Contribution.

         1.47. Pre-Tax Contribution means the Company's contribution caused by a Member's Pre-Tax Election pursuant to the terms of Plan section 3.03. Pre-Tax Contributions can consist of (i) Regular Pre-Tax Contributions, which can be elected by any eligible Employee and which result in a Matching Contribution and (ii) Additional Pre-Tax Contributions, which can be elected only by non-Highly Compensated Members (except in the case of individuals described in Plan section 3.03(a)) and which do not result in a Matching Contribution.


         SECOND: Article III is amended, effective September 1, 1998, to revise Plan section 3.01(a) to read as follows:

                  (a) Each eligible Employee may make an initial After-Tax Election designating a percentage of his Base Pay for each Payroll Period as a Regular After-Tax Contribution or, to the extent that such eligible Employee is a non-Highly Compensated Member, as an Additional After-Tax Contribution. The percentage designated in the After-Tax Election may range from a minimum of one percent (1%) to a maximum of fifteen percent (15%), determined in even multiples of one percent (1%); provided, however, that (i) the elected percentage for a Payroll Period for a Regular After-Tax Contribution cannot exceed ten percent (10%) of his Base Pay for a Payroll Period, (ii) for those Employees not eligible to make Additional After-Tax Contributions, the elected percentage for a Payroll Period for a Regular After-Tax Contribution, when added to his Pre-Tax Election percentage in effect under Plan section 3.03 for that same Payroll Period cannot exceed ten percent (10%) of his Base Pay for that Payroll Period, and (iii) for those Employees eligible to make Additional After-Tax Contributions, the elected percentage for a Payroll Period for both a Regular After-Tax Contribution and an Additional After-Tax Contribution, when added to his Pre-Tax Election percentage in effect under Plan section 3.03 for that same Payroll Period cannot exceed fifteen percent (15%) of his Base Pay for that Payroll Period. If a non-Highly Compensated Member elects to make an Additional After-Tax Contribution for a Plan Year and is later determined to be Highly Compensated for the current Plan Year based on completion of compensation data for the prior Plan Year, the Administrator has the authority to suspend such Member's Additional After-Tax Contributions for the remainder of the Plan Year in order to avoid violation of the nondiscrimination provisions of Code section 401(m)(3) described in Plan section 3.11.


         THIRD: Article III is amended further, effective September 1, 1998, to revise Plan section 3.03(a) to read as follows:

                  (a) An eligible  Employee may make an initial Pre-Tax Election designating a percentage of his unpaid Base Pay to be made as a Regular Pre-Tax Contribution or, to the extent that such eligible Employee is a non-Highly Compensated Member, as an Additional Pre-Tax Contribution by way of an elective deferral for a Payroll Period. The percentage designated in the Pre-Tax Election may range from a minimum of one percent (1%) to a maximum of fifteen percent (15%), determined in even multiples of one percent (1%); provided, however, that (i) the elected percentage for a Payroll Period for a Regular Pre-Tax Contribution cannot exceed ten percent (10%), (ii) for those Employees not eligible to make Additional Pre-Tax Contributions, the elected percentage for a Payroll Period for a Regular Pre-Tax Contribution, when added to his After-Tax Election percentage in effect under Plan section 3.01 for that same Payroll Period, cannot exceed ten percent (10%) of his Base Pay for that Payroll Period, and (iii) for those Employees eligible to make Additional Pre-Tax Contributions, the elected percentage for a Payroll Period for both a Regular Pre-Tax Contribution and an Additional Pre-Tax Contribution, when added to his After-Tax Contribution percentage, in effect under Plan section 3.01 for that same Payroll Period, cannot exceed fifteen percent (15%) of his Base Pay for that Payroll Period. If a non-Highly Compensated Member elects to make an Additional Pre-Tax Contribution for a Plan Year and is later determined to be Highly Compensated for the current Plan Year based on completion of compensation data for the prior Plan Year, the Administrator has the authority to suspend such Member's Additional Pre-Tax Contributions for the remainder of the Plan Year in order to avoid violation of the nondiscrimination provisions of Code section 401(k)(3) described in Plan section 3.07.


         FOURTH: Article III is amended further, effective September 1, 1998, to add the following sentence to the end of Plan section 3.08:

         The Company shall not make a Matching Contribution based on non-Highly Compensated Members' Additional After-Tax Contributions or Additional Pre-Tax Contributions.

         FIFTH: Article IV is amended, effective September 1, 1998, to revise the first sentence of Plan section 4.05(a) to read as follows:

         For any Plan Year in which the Company makes a Discretionary Contribution designated as an additional Matching Contribution, such contribution will be allocated to the Matching Accounts of Unrestricted 410(m) Employees based on their Regular After-Tax Contributions or Regular Pre-Tax Contribution allocations for that Plan Year.


         As evidence of its adoption of this Amendment No. 1, Ethyl Corporation has caused this instrument to be executed by a duly authorized officer on this ______ day of June, 1998.

                                            ETHYL CORPORATION


                                            By:
                                            -------------------------------
                                                     Robert J. Mooney